Exhibit 99.1

BEACON ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR Q2 2020 AND PROVIDES COVID-19 BUSINESS UPDATE

Q2 2020 net sales estimate of ~$1.46 billion

Strong cost focus and liquidity actions strengthen financial position

HERNDON, Va.—(BUSINESS WIRE)—April 22, 2020—Beacon (Nasdaq: BECN) (the “Company”) announced today preliminary financial results for its fiscal year 2020 second quarter and provided a COVID-19 business update. The COVID-19 update addresses recent business trends, management’s rapid action to reduce costs and increase financial flexibility, and the Company’s continued efforts to assist its customers in the current environment. A supplemental presentation to the COVID-19 business update is available within the Investor Relations section of the Company’s website.

Preliminary Financial Results for Three Months Ended March 31, 2020

Net sales are expected to be approximately $1.46 billion, representing overall sales growth of 2% and a daily sales increase of 0.5%, as compared to the prior year period. Net income (loss), including the impact of non‑cash accelerated intangible asset amortization of approximately $143.0 million stemming from the Company’s previously announced rebranding, is estimated to range between $(120.0) and $(130.0) million. Adjusted EBITDA is estimated to range between $30.0 and $40.0 million. A reconciliation of the Company’s estimated Adjusted EBITDA range to the most directly comparable GAAP financial measure may be found attached to this press release.

COVID-19 Business Update from Julian Francis, Beacon’s President and Chief Executive Officer

“In this unprecedented time, Beacon continues to emphasize the health and safety of our employees, customers and communities. Amid the current COVID-19 backdrop, our employees are practicing social distancing and are handwashing and cleaning in accordance with CDC standards. Nearly all our 500+ branches remain open and have been designated essential businesses in the local markets we serve. We continue to deliver products to all areas of the construction market, both residential and commercial. Repair and replacement of damaged or aging roofs represents more than 80% of total roofing demand and clearly contributes to the health and well-being of the community, particularly those hit by damaging storms these past few weeks. While we continue to serve customers in every way possible, our online platform has stood out as an increasingly valuable tool in this operating environment.

“We are pleased with preliminary second quarter sales that broadly met our internal expectations and continued the momentum from Q1, even as COVID-19 began to impact our daily sales in March. We made progress against each of our strategic priorities: seeing positive organic growth; improving our operating efficiency; increasing use of our digital solution; and extending our branch On Time & Complete (OTC) network by opening a custom-built location in the important Denver market. I continue to believe our strategy will deliver improved operating results over time.

“During April, most of our markets have experienced modest negative impacts with mid-to-high single digit daily sales decreases when compared to last year. In a select number of states, including California, New York, New Jersey and Pennsylvania, that have stronger restrictions in place, we have experienced more significant year-over-year headwinds and have not seen the typical seasonal improvement we would expect this time of year. As a result, overall April daily sales are down ~20% year-over-year. While we are taking significant near-term actions and are fully prepared to leverage the economic recovery, given the heightened uncertainty about the timing and extent of that recovery, we are withdrawing our fiscal 2020 full-year expectations.

“Our long-term strategies remain intact, and we are accelerating many of them given the urgency of the COVID‑19 environment. We have implemented a series of swift and decisive operational and financial actions to combat the effects of the COVID‑19 induced slowdown. We immediately responded to changes in localized demand through aggressive cost-cutting actions, including a reduction in seasonal and temporary hiring, cuts in overtime hours and reduced hourly schedules. We have also implemented furloughs in both operating and non-operating functions, reduced salaries, significantly restricted capital expenditures and required a heightened organizational focus on tightly managing all expenses. We have taken meaningful action to improve our cost structure and are prepared to take additional steps to appropriately manage the business through this uncertain period. We are also monitoring input costs to ensure we are well-positioned to take advantage of any opportunities that present themselves over the next several quarters. We are confident these actions will make Beacon a stronger company, with many of these benefits extending beyond the COVID-19 disruption.

“As previously announced, we proactively drew down our revolver to improve our financial flexibility. Even so, we continue to evaluate additional actions to ensure we have the liquidity and flexibility to manage through an elongated downturn. Beacon has historically delivered strong levels of operating cash flow through all types of business cycles, and we anticipate positive operating cash flow during the second half of fiscal year 2020. By safeguarding our people, our business, and our finances, Beacon is well-prepared to weather the challenging weeks or months ahead.”

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the impact of the COVID‑19 pandemic on the construction sector, in general, and the financial position and operating results of our Company, in particular, which cannot be predicted and could change rapidly, and those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly-traded distributor of residential and commercial building products in North America, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 110,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI‑BUILT, and has a proprietary digital account management suite, Beacon Pro+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

CONTACT:

Joseph Nowicki, Executive VP & CFO

Joseph.Nowicki@becn.com

571-323-3939

BEACON ROOFING SUPPLY, INC.

Reconciliation of Estimated Adjusted EBITDA1

(In millions)

	Three Months Ended March 31, 2020
	Low	High
Net income (loss)	$(130.0)	$(120.0)
Interest expense, net	33.0	36.0
Income taxes[2]	(75.0)	(85.0)
Depreciation	15.0	18.0
Amortization[3]	185.0	188.0
Stock-based compensation	3.5	5.0
Acquisition costs	(2.0)	(3.0)
Business restructuring costs	0.5	1.0
Adjusted EBITDA	$30.0	$40.0

___________________

[1]

Adjusted EBITDA is defined as net income excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, acquisition costs, business restructuring costs, and the direct financial impact of the COVID‑19 pandemic. EBITDA is a measure commonly used in the distribution industry, and we present Adjusted EBITDA to enhance your understanding of our operating performance.

[2]

Includes a total estimated $54.0 million tax benefit from deferred tax adjustments related to the Company’s rebranding efforts (see note 3 below) and the impact of the recently announced CARES Act related to the COVID-19 pandemic that allows the Company to carry back net operating losses for five years and tax effects current year net losses at a 35% rate.

[3]

Includes the impact of non-cash accelerated intangible asset amortization of approximately $143.0 million related to the write-off of certain tradenames in connection with the Company’s rebranding efforts that were announced in January 2020.

We use Adjusted EBITDA to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute Adjusted EBITDA consistently using the same methods each period.

We believe that Adjusted EBITDA is a useful measure because it permits investors to better understand changes in underlying operating performance over comparative periods by providing financial results that are unaffected by cyclical variances that can be driven by items such as investment activity or purchase accounting adjustments.

While we believe Adjusted EBITDA is useful to investors when evaluating our business, it is not prepared and presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), and therefore should be considered supplemental in nature. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. Adjusted EBITDA may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs are related. In addition, Adjusted EBITDA may differ from similarly titled measures presented by other companies.